As filed with the Securities and Exchange Commission on October 24, 1994

                                        Registration No. 33-________



                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549
                          ______________________

                                 FORM S-3
                          REGISTRATION STATEMENT
                                   UNDER
                        THE SECURITIES ACT OF 1933
                         ______________________

                           COLTEC INDUSTRIES INC
          (Exact name of registrant as specified in its charter)

      PENNSYLVANIA                  3714                     13-1846375
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Code Number) Identification Number)

                            __________________

                              430 Park Avenue
                         New York, New York 10022
                              (212) 940-0400
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           _____________________

                         Anthony J. diBuono, Esq.
                           Coltec Industries Inc
                              430 Park Avenue
                         New York, New York 10022
                              (212) 940-0400
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ___________________

     Approximate date of commencement of proposed sale to the public:
  From time to time after this Registration Statement becomes effective.
                          ______________________

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                      CALCULATION OF REGISTRATION FEE





Title of Each    Amount to be  Proposed Max-  Proposed Max-   Amount of Reg-
Class of Secu-   Registered    imum Offering  imum Aggregate  istration Fee
rities to be                   Price Per      Offering
Registered                     Unit (a)       Price (a)

Common Stock,    1,010,391     $18.9375       $19,134,280     $6,600
par value $.01   shares
per share


(a) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

                          ______________________

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT.
A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS


                             1,010,391 Shares
                           Coltec Industries Inc
                               Common Stock

                               _____________


All the shares of Common Stock (the "Shares") offered hereby are being offered by the Selling Stockholder. See "Selling Stock holder". Coltec Industries Inc ("Coltec") will not receive any proceeds from the sale of the Shares being offered hereby. The Common Stock is traded on the New York Stock Exchange (the "NYSE") and the Pacific Stock Exchange (the "PSE") under the symbol "COT". On October 20, 1994, the last reported sale price of the Common Stock on the New York Stock Exchange was $18-7/8 per share.

The Shares being registered hereby may be sold from time to time by the Selling Stockholder, or by pledgees, transferees or other successors in interest, on the NYSE, the PSE (or such other exchange on which the Shares are listed at the time of sale) in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in privately negotiated transactions.
                               ____________

     INVESTORS SHOULD CAREFULLY CONSIDER THE FACTORS SET FORTH UNDER
                   "CERTAIN SIGNIFICANT CONSIDERATIONS".

                               ____________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


The date of this Prospectus is        , 1994.
     No person is authorized in connection with any offering made hereby to give any information or to make any representation not contained in this Prospectus and, if given or made, such informa-

tion or representation must not be relied upon as having been authorized by Coltec or by the Selling Stockholder. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the shares of Common Stock offered hereby, nor does it constitute an offer to sell or solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation to such person. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

     No action has been or will be taken in any jurisdiction by Coltec or the Selling Stockholder that would permit a public offering of the Common Stock or possession or distribution of this Prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons into whose possession this Prospectus comes are required by Coltec and the Selling Stockholder to inform themselves about and to observe any restrictions as to the offering of the Common Stock and the distribution of this Prospectus.
                              _______________

                             TABLE OF CONTENTS

                         Page                            Page
Incorporation of Certain               Plan of Distribution.......... 10
 Documents by Reference......    2     Selling Stockholder........... 12

Additional Information.......    3     Description of Capital Stock.. 13
The Company..................    4     Description of Certain In-
Certain Significant                     debtedness................... 17
 Considerations..............    6     Legal Matters................. 23
Price Range of Common Stock            Experts....................... 24
 and Dividend Policy.........    8
Use of Proceeds..............    9
Determination of Offering
 Price.......................   10

              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Securities and Exchange Commission (File No. 1-7568) by Coltec pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are hereby incorporated by reference in this Prospectus:
          (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1993.

          (b) Quarterly Report on Form 10-Q for the fiscal quarter ended April 3, 1994.

          (c) Quarterly Report on Form 10-Q for the fiscal quarter ended July 3, 1994.

          (d) Current Reports on Form 8-K dated April 14, May 24 and June 10, 1994.

     In addition, all documents filed by Coltec pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering (the "Offering") shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Copies of all documents which are incorporated by reference (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request. Requests should be directed to Coltec, Attention: Secretary, 430 Park Avenue, New York, New York 10022; telephone (212) 940-0400.


                          ADDITIONAL INFORMATION

     Coltec has filed with the Commission a Registration Statement (which term shall include any amendments thereto) on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities being registered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission and to which reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     Coltec is subject to the informational requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. The Registration Statement and the exhibits thereto, as well as such reports, proxy statements and other information filed by Coltec with the Commission, may be inspected and copied at the public reference facilities of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, 13th floor, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports and other information may also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005 and the PSE, 301 Pine Street, Suite 1104, San Francisco, California 94104.


                                THE COMPANY

     Coltec manufactures and sells a diversified range of highly engineered aerospace, automotive and industrial products in the United States and, to a lesser extent, abroad. Through its Aerospace/Government segment, Coltec is a leading manufacturer of landing gear systems, engine fuel controls, turbine blades, fuel injectors, nozzles and related components for commercial and military aircraft, and also produces high-horsepower diesel engines for naval ships and diesel, gas and dual-fuel engines for electric power plants. Coltec's Automotive segment manufactures and markets a selected line of high value-added products, including fuel injection system assemblies and components, transmission controls, suspension controls, emission control air pumps, oil pumps and seals for domestic original equipment manufacturers and the replacement parts market. Coltec's Industrial segment is a leading manufacturer of industrial seals, gaskets, packing products and self-lubricating bearings and also produces technologically advanced spray nozzles for agricultural, home heating and industrial applications and air compressors for manufacturers. Each of Coltec's three industry segments contributed approximately one-third of total sales in 1993.

     Coltec's strategy is to develop and maintain substantial market positions and attractive margins for its products through technological innovation, cost efficiencies, product differentia-tion and quality. Coltec emphasizes targeted development of highly engineered, high value-added components and systems designed to meet specific customer requirements. This emphasis has enabled Coltec to maintain close, interactive relationships with the major aircraft and domestic automobile manufacturers and Coltec's principal industrial customers. Through successful introduction of new products, cost reductions, productivity improvements and selected divestitures, Coltec has consistently achieved strong operating margins in its businesses. Coltec's average operating margin for the period from 1989 to 1993 was 17.3%, or 17.7% excluding the effect of a restructuring charge taken in the second quarter of 1993 (the "1993 restructuring charge"). Operating margins were 17.8% in 1992 and 15.9% in 1993, or 17.7% in 1993 excluding the effect of the 1993 restructuring charge. Coltec's focus on aftermarket sales (representing 42% of total sales from 1989 to 1993) in all of its segments contributes to Coltec's consistently strong operating margins.

     Coltec's Aerospace/Government segment has taken an aggressive approach in responding to changing economic and market conditions. With reductions in domestic military spending, Coltec has placed increasing emphasis on sales to commercial aircraft and aircraft engine manufacturers. Coltec's Aerospace/Government segment increased commercial sales as a percentage of total sales from 48% in 1989 to 62% in 1993. In 1993, Aerospace/Government segment sales declined 13%, primarily reflecting lower demands for new commercial aircraft resulting from the excess capacity of the world airline fleets. The Aerospace/Government segment's operating margin was 15.0% in 1993, or 18.9% excluding the effect of the 1993 restructuring charge, compared to 19.5% in 1992. Coltec's ability to maintain this operating margin for 1993 was particularly noteworthy in light of weak industry conditions. In addition to producing landing gear for various aircraft manufacturers, including The Boeing Company and McDonnell Douglas Corporation, Coltec has been awarded contracts to supply the main and nose landing gear assemblies for the Boeing 777 aircraft. In 1993, Coltec delivered on schedule the first three main and nose landing gear assemblies for Boeing 777 aircraft. Production rates and deliveries of Boeing 777 landing gear shipsets are scheduled to accelerate over the next several years. Coltec has also been awarded a contract to supply main landing gear for the Boeing 737-700 aircraft. Coltec's Fairbanks Morse Engine Division ("Fairbanks Morse") recently received firm orders valued at $40 million for engines that will power the first ship of the Sealift fleet and a U.S. Navy amphibious landing ship. In the first quarter of 1994, Fairbanks Morse acquired equipment and other assets related to the Alco engine business from General Electric Transportation System.

     In January 1994, Coltec refinanced its bank credit agreement (the "1992 Credit Agreement", and, as refinanced, the "1994 Credit Agreement") on terms which offer Coltec greater financial flexibility and lower borrowing costs. If this refinancing had been in place at the beginning of 1993, earnings before extraordinary item for 1993 would have increased by $10.1 million, or $0.14 per common share. Refinancing the 1992 Credit Agreement has also increased Coltec's operating flexibility and requires no scheduled mandatory debt repayments until January 1997. From January 1, 1989 to December 31, 1993, Coltec has generated $644 million in cash provided by operating activities.


                    CERTAIN SIGNIFICANT CONSIDERATIONS

Leverage and Debt Service

     As a result of a recapitalization of Coltec completed in 1986 (the "1986 Recapitalization") and the acquisition of Coltec by Coltec Holdings Inc. ("Holdings") in 1988, Coltec is highly leveraged. Although a recapitalization in 1992 (the "1992 Recapitalization") reduced the deficit in shareholders' equity and reduced indebtedness and interest expense, Coltec continues to have substantial indebtedness and negative shareholders' equity. As of December 31, 1993, Coltec's total indebtedness was $1,033.6 million. At such date, Coltec's total assets were $806.4 million and its shareholders' equity was a deficit of $625.5 million. Coltec's negative shareholders' equity is due to the 1986 Recap-italization and the retirement of an intercompany note in the principal amount of $846.3 million distributed by Coltec to Holdings. For the year ended December 31, 1993, Coltec's ratio of earnings to fixed charges was 1.9 to 1. Giving effect to the 1994 Credit Agreement as if it had been entered into on January 1, 1993 and excluding the 1993 restructuring charge, Coltec's ratio of earnings to fixed charges would have been 2.4 to 1 for the year ended December 31, 1993.

     Although the 1992 Recapitalization and the refinancing of the 1992 Credit Agreement in January 1994 have improved Coltec's operating and financing flexibility, Coltec's remaining substantial indebtedness could limit its capacity to respond to changing business and economic conditions. Insofar as changing business and economic conditions may affect the financial condition and financing requirements of Coltec, they could impose significant risks to the holders of Common Stock of Coltec. Furthermore, the ability of Coltec to satisfy its obligations and to service, repay or refinance its debt will be dependent upon the future performance of Coltec, which will be subject to prevailing economic conditions and to financial, business and other factors, including factors beyond the control of Coltec, affecting the business and operations of Coltec.

     The 1994 Credit Agreement imposes significant operating and financial restrictions on Coltec. Such restrictions affect, and in many respects significantly limit or prohibit, among other things, the ability of Coltec to incur additional indebtedness, create liens, sell assets, engage in mergers and acquisitions, make certain capital expenditures or pay dividends. The indentures under which Coltec's 9-3/4% Senior Notes Due 1999, 9-3/4% Senior Notes Due 2000, 11-1/4% Debentures Due 1996-2015 and 10-1/4% Senior Subordinated Notes Due 2002 were issued contain certain similar restrictive covenants. These restrictions, in combination with the leveraged nature of Coltec, could limit the ability of Coltec to effect future financings or otherwise may restrict corporate activities. See "Description of Certain Indebtedness".

     Borrowings under the 1994 Credit Agreement bear interest at fluctuating rates. Increases in interest rates with respect to such borrowings could adversely affect Coltec's financial condition.

Cyclical Business and Competition; Litigation

     Coltec operates in markets that are cyclical in nature and highly competitive, and Coltec's results of operations are affected by changes in its customers' markets, including changes that affect government defense contracts and commercial aircraft and automobile production. Currently, defense spending and commercial aircraft production schedules are at reduced levels and have adversely affected sales in the Aerospace/Government segment. While the Automotive segment is benefiting from the strength in the automo-tive industry and increased applications for components supplied by Coltec, results at the Industrial segment divisions have been mixed. Many of Coltec's competitors have substantially greater financial resources than Coltec.

     From time to time the business operations of Coltec result in product liability actions, including asbestos litigation. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Coltec's Form 10-K for the fiscal year ended December 31, 1993 and in Coltec's Form 10-Q for the quarterly period ended July 3, 1994.

     Certain of the contracts under which Coltec is a supplier, including those with commercial aviation manufacturers and the United States government, contain provisions allowing for early termination, including termination due to lack of congressional appropriation or for convenience.


              PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     The Common Stock has traded on the NYSE and PSE since March 25, 1992, the date of its initial public offering. The following table sets forth the high and low sales prices (expressed as dollars per common share) of the Common Stock as reported on the NYSE Composite Tape for the periods indicated.

                                                    High    Low
Fiscal 1992
  First Quarter (beginning March 25)........      $ 19     $ 17
  Second Quarter............................        21-3/4   17
  Third Quarter.............................        19-1/4   15-3/8
  Fourth Quarter............................        19-1/4   14-1/8

Fiscal 1993
  First Quarter.............................        19-1/4   16-1/4
  Second Quarter............................        17-1/2   14-7/8
  Third Quarter.............................        18       15-1/4
  Fourth Quarter............................        19-3/8   16

Fiscal 1994
  First Quarter.............................        21-7/8   18-3/4
  Second Quarter............................        20-1/2   18-1/4
  Third Quarter.............................        19-7/8   18-1/8
  Fourth Quarter (through October 20,
   1994)....................................        19       18

     At October 18, 1994, there were 525 holders of record of the Common Stock.

     Coltec does not currently intend to pay cash dividends on the Common Stock. Coltec currently intends to retain earnings for support of its working capital, repayment of indebtedness, capital expenditures and other general corporate purposes. The 1994 Credit Agreement and certain of the indentures governing issues of Coltec's long-term debt limit the payment of cash dividends on the Common Stock. See "Description of Certain Indebtedness". Subject to such restrictions, any future determination to pay cash dividends will be dependent upon Coltec's results of operations, financial condition, contractual restrictions and other factors deemed relevant by the Board of Directors.


                              USE OF PROCEEDS

     Coltec will not receive any proceeds from the sale by the Selling Stockholder of the Shares offered hereby. The aggregate proceeds to the Selling Stockholder from the sale of the Shares will be the purchase price of the Shares sold, less the aggregate agents' commissions and underwriters' discounts, if any, and any other expenses of issuance and distribution not borne by Coltec.

                      DETERMINATION OF OFFERING PRICE

     The Selling Stockholder may, from time to time, sell the Shares offered hereby on the NYSE or the PSE at prices prevailing at the time of sale, or in privately negotiated transactions. Such sales may be made directly or indirectly through agents, brokers, dealers or underwriters.


                           PLAN OF DISTRIBUTION

     All Shares covered by this Prospectus are being offered for the account of the Selling Stockholder. Consequently, Coltec will not receive any of the proceeds from the sale of the Shares offered hereby.

     The Shares may be sold from time to time by the Selling Stockholder, or by his pledgees, transferees or other successors in interest, on the NYSE or the PSE (or such other exchange on which the Shares are listed at the time of sale), in the over-the-counter market or otherwise, at prices and on terms then prevailing or at prices related to the then current market price, or in privately negotiated transactions. The Shares may be sold by various methods, including, but not limited to, one or more of the following: (a) directly in a privately negotiated transaction, (b) a block trade in which the broker or dealer so engaged will attempt to sell Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (c) purchased by a broker or dealer as principal and resold by the broker or dealer for its own account pursuant to this Prospectus, (d) a transaction on the NYSE or PSE in accordance with the rules of such exchanges, and (e) ordinary brokers transactions and transactions in which the broker solicits the purchasers. In effecting sales, brokers or dealers engaged by the Selling Stockholder may arrange for other brokers or dealers to participate. Alternatively, the Selling Stockholder may from time to time offer the Shares through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, concessions, or commissions from the Selling Stockholder or purchasers of Shares for whom they act as agents. In addition, any of the Shares that qualify for sale pursuant to Rule 144 under the Securities Act, or otherwise pursuant to an applicable exemption under the Securities Act, may be sold other than pursuant to this Prospectus.

     The Selling Stockholder and any such underwriters, dealers or agents that participate in the distribution of Shares may be deemed to be underwriters, and any profit on the sale of the Shares by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Securities Act. The Shares may by sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the Selling Stockholder or by an agreement between the Selling Stockholder and underwriters or dealers. Brokers or dealers acting in connection with the sale of the Shares contemplated by this Prospectus may receive commissions in connection therewith.

     At the time a particular offer of Shares is made, to the extent required, a supplement to this Prospectus will be distribut-

ed that will identify and set forth the aggregate amount of Shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriters for Shares purchased from the Selling Stockholder, any discounts, commissions and other items constituting compensation from the Selling Stockholder or Coltec and any discounts, commissions or concessions allowed or reallowed or paid to dealers, including the proposed selling price to the public.
Such supplement to this Prospectus and, if necessary, a post-effective amendment to the Registration Statement of which this Prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the Shares. Coltec will pay all the expenses incident to the registration, and certain other expenses related to this Offering of the Shares, other than underwriting commissions and discounts, normal commission expenses and brokerage fees, applicable transfer taxes and attorneys' fees of Selling Stock holder's counsel.

     The Selling Stockholder has entered into an indemnification agreement with Coltec pursuant to which Coltec will be indemnified against failure by the Selling Stockholder to deliver a Prospectus if required, as well as against certain civil liabilities, including liabilities under the Securities Act or the Exchange Act incurred in connection with any untrue (or alleged untrue) statement of a material fact or omission of a material fact in this Registration Statement to the extent such liability relates to information supplied by the Selling Stockholder for inclusion in the Registration Statement or Prospectus.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Shares may not simultaneously engage in market-making activities with respect to the Shares for a period of nine business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Stockholder and any person participating in the distribution of the Shares will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation, Rules 10b-2, 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of the Shares by the Selling Stockholder. All of the foregoing may affect the marketability of the Shares.

     In order to comply with certain states' securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the Shares may not be sold unless the Shares have been registered or qualify for sale in such state, or unless an exemption from registration or qualification is available and complied with.

     There can be no assurance that the Selling Stockholder will sell any or all of the Shares offered by him hereby.


                            SELLING STOCKHOLDER

     Mr. David I. Margolis, Chairman of the Board and Chief Executive Officer of Coltec during the past three years and Chairman of the newly created Executive Committee since October 12, 1994, is the Selling Stockholder referred to herein. He has advised Coltec that he will retire on February 1, 1995, following his attaining 65 years of age in January 1995. On October 12, 1994, the Board of Directors of Coltec elected John W. Guffey, Jr., who has been President and Chief Operating Officer of Coltec since 1991, to succeed Mr. Margolis as Chairman of the Board and Chief Executive Officer effective February 1, 1995, with Mr. Margolis remaining a member of the Board of Directors of Coltec and Chairman of the Executive Committee.

     Mr. Margolis has advised Coltec that (i) as of the date of the Prospectus he beneficially owns 1,133,472 shares of Coltec common stock, including 120,000 shares that may be acquired from Coltec within 60 days upon the exercise of options for common stock (an additional 180,000 shares become exercisable at future dates) and 3,081 shares (as of August 31, 1994) credited to his individual account in the Retirement Savings Plan for Salaried Employees (the "Savings Plan") and (ii) he shares voting power of 2,507,421 shares (as of August 31, 1994) as a trustee of the Savings Plan. The 1,133,472 shares represent 1.6% of the outstanding shares of Coltec common stock outstanding on August 31, 1994.

     1,010,391 shares are being offered hereby and, assuming all are sold, he will own 123,081 shares, consisting of the 120,000 shares and 3,081 shares referred to above. Because the Selling Stockholder may sell all or a part of the Shares he holds pursuant to this Prospectus and the fact that this Offering is not being underwritten on a firm commitment basis, no estimate can be given as to the number of Shares that will be held by the Selling Stockholder upon termination of this Offering. See "Plan of Distribution". The Common Stock offered by this Prospectus may be offered from time to time in whole or in part by the Selling Stockholder or by his transferees, as to whom applicable informa-tion will, to the extent required, be set forth in a prospectus supplement.

                       DESCRIPTION OF CAPITAL STOCK

     Coltec's authorized capital stock consists of 100 million shares of Common Stock, par value $.01 per share, and 2.5 million shares of preferred stock, par value $.01 per share ("Preferred Stock"). The following summary description of the capital stock of Coltec does not purport to be complete and is qualified in its entirety by reference to Coltec's Restated Articles of Incorpora-tion, a copy of which was filed by reference as an exhibit to Coltec's Annual Report on Form 10-K for the fiscal year ended December 31, 1993, which is incorporated by reference in this Prospectus.

Common Stock

     Subject to the prior rights of any series of Preferred Stock that may from time to time be authorized and outstanding, holders of Common Stock are entitled to receive dividends out of funds legally available therefor when, as and if declared by the Board of Directors and to receive pro rata the net assets of Coltec legally available for distribution upon liquidation or dissolution.
Holders of Common Stock are entitled to one vote for each share of Common Stock held on each matter submitted to a vote of sharehold-ers, including the election of directors. All outstanding shares of Common Stock are fully paid and nonassessable.

Preferred Stock

     The Board of Directors has the authority to issue the Preferred Stock in one or more classes or series and to fix the voting powers, preferences and relative participating, optional or other special rights, without any further vote or action by the shareholders. The ability of the Board of Directors to issue Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of Coltec, Coltec has no current plans to issue any of the Preferred Stock.

Certain Provisions of the Restated Articles of Incorporation and
  By-laws

     The Restated Articles of Incorporation provide that any action required or permitted to be taken by the shareholders of Coltec may be effected only at an annual or special meeting of shareholders, and prohibits shareholders' action by written consent in lieu of a meeting. Coltec's By-laws provide that special meetings of shareholders may be called only by the chairman or by a majority of the members of the Board of Directors. Shareholders are not permitted to call a special meeting or to require that the Board of Directors call a special meeting of shareholders.

     Coltec's By-laws establish an advance notice procedure for the nomination, other than by or at the direction of the Board of Directors or a committee thereof, of candidates for election as directors as well as for other shareholder proposals to be considered at shareholders' meetings. Notice of shareholder proposals and director nominations must be timely given in writing to the Secretary of Coltec prior to the meeting at which the matters are to be acted upon or directors are to be elected. The notice must contain certain information specified in Coltec's By-laws.

Limitation of Directors' Liability and Indemnification

     The Restated Articles of Incorporation provide for indemnifi-cation of officers and directors of Coltec to the extent permitted by Pennsylvania law, which generally permits indemnification for actions taken by officers or directors as representatives of Coltec in good faith and in a manner reasonably believed to be in or not opposed to Coltec's best interests, subject to certain limitations.

     In accordance with Pennsylvania law, the Restated Articles of Incorporation and Coltec's By-laws contain provisions eliminating the personal liability of directors to Coltec and its shareholders for monetary damages for breaches of their fiduciary duties, except for breach of a director's duty to act with statutorily defined due care and for a breach which constitutes self-dealing, willful misconduct or recklessness. The applicable provisions of Pennsyl-

vania law pertain only to breaches of duty by directors as directors and not in any other corporate capacity, including as officers. As a result of the inclusion of such provisions, shareholders may be unable to recover monetary damages against directors for actions taken by them which constitute negligence or gross negligence or which are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are found not to be available to shareholders in any particular case, shareholders may not have any effective remedy against the challenged conduct.

Statutory Provisions

     On April 27, 1990, the Pennsylvania Business Corporation Law of 1988 (the "BCL") was amended, among other things, to protect public companies from hostile takeover attempts. Set forth below is a summary of significant anti-takeover provisions of the BCL. Such provisions may delay, defer or prevent a takeover attempt that a shareholder might consider to be in its best interest. As indicated, and as permitted by the BCL, Coltec has elected not to be governed by certain anti-takeover provisions.

   Statutory Provisions Applicable to Coltec

     Business Combinations (Subchapter 25-F). A public corporation may not engage in any business combination with a 20% shareholder for five years following the 20% acquisition unless: (a) the combination or the purchase of the control shares was approved by the board of directors before the date that the shareholder became an interested shareholder or (b)(i) the combination is approved by the holders of a majority of the shares not controlled by the interested shareholder at a special meeting held not less than three months after the shareholder acquired an 80% voting stake, and the aggregate amount of the offer meets certain fair price criteria or (ii) by unanimous vote. If the combination was not previously approved, the 20% shareholder may effect a combination after the five-year period only if the shareholder receives approval from a majority of the shares not owned by the acquiror or the aggregate amount of the offer meets certain fair price criteria.
     Fiduciary Obligations of Directors (Sections 1715 et al.). In discharging their duties, directors may, in considering the best interests of the corporation, consider (a) the effects of any action upon any or all groups affected by such action, including shareholders, employees, suppliers, customers and creditors of the corporation, and communities in which the corporation is located,
(b) the short-term and long-term interests of the corporation, including the possibility that these interests may be best served by the corporation's continued independence, (c) the resources, intent and conduct (past, stated and potential) of any person seeking to acquire control and (d) all other pertinent factors. Directors need not treat any corporate interest or interests of any particular group affected by such action (e.g., shareholders) as the dominant or controlling interest or factor.

   Statutory Provisions Inapplicable to Coltec

     Control Transactions (Subchapter 25-E). Any person who acquires the direct or indirect power to control the vote of at least 20% of the outstanding voting interests in a public corpora-

tion is required to pay any other shareholder who exercises his rights under the BCL an amount equal to the fair value of the voting shares held by such shareholder as of the date of the transaction pursuant to which control of at least 20% voting interest was obtained.

   Control Share Acquisition (Subchapter 25-G). Subject to safe harbors for certain acquiring persons, shareholder approval is required before a person who acquires (or seeks to acquire) ownership or voting power over "control shares" of a public corporation may vote the control shares. Control shares are defined in terms of crossing any one of three specified thresholds of percentage ownership of voting power (20%, 33-1/3% or 50%). The public corporation has the right to redeem the control shares (at their market price at the time of redemption) if the acquiror fails to obtain the approval of the remaining shareholders or fails to complete the control transaction.

     Disgorgement of Profits (Subchapter 25-H). Subject to safe harbors for certain acquiring persons, disgorgement to the public corporation is mandated for profits realized by a person or group that (a) acquires stock from the public corporation itself or from the shareholders within two years before or 18 months after the person or group attempts to acquire 20% or more of a public corporation's voting power, or publicly discloses that it is seeking to acquire control of the public corporation and (b) then sells that stock within 18 months after such an attempt or disclosure.
     Severance Pay (Subchapter 25-I). Severance payments must be made to employees of public corporations who are terminated within 24 months after a control share acquisition approved by sharehold-ers.

     Labor Contracts (Subchapter 25-J). Labor contracts are preserved after a control share acquisition approved by sharehold-ers.

                    DESCRIPTION OF CERTAIN INDEBTEDNESS

The following summary of agreements governing the 1994 Credit Agreement and certain other outstanding long-term indebtedness of Coltec does not purport to be complete and is qualified in its entirety by reference to the various agreements, copies of which have been filed, or incorporated by reference, as exhibits to Coltec's Annual Report of Form 10-K for the fiscal year ended December 31, 1993, which is incorporated by reference in this Prospectus. Capitalized terms used but not defined herein have the meanings assigned to them in the various agreements described.

1994 Credit Agreement

     Coltec has entered into the 1994 Credit Agreement among Coltec, the various financial institutions named therein (the "Lenders"), Credit Lyonnais New York Branch, the Bank of Montreal, The Industrial Bank of Japan, Limited, New York Branch and The Bank of Nova Scotia, as Co-Agents thereunder, and Bankers Trust Company, as Administrative Agent thereunder, pursuant to which the Lenders have agreed, subject to certain conditions, to provide up to $415 million of financing to Coltec under a revolving loan facility (the "Revolving Loan Facility") from time to time until June 30, 1999. The 1994 Credit Agreement also provides for the issuance of letters of credit in an aggregate amount of up to $100 million under the Revolving Loan Facility; provided that at no time shall the aggregate principal amount of loans outstanding, together with the aggregate face amount of letters of credit issued, under the Revolving Loan Facility exceed $415 million.

   Prepayments and Commitment Reductions

     The Revolving Loan Facility is subject to mandatory commitment reductions and corresponding prepayments of $50 million on each of January 11, 1997 and January 11, 1998. In addition, the 1994 Credit Agreement requires certain other mandatory commitment reductions and corresponding prepayments from the net proceeds of certain sales of assets and certain issuances of debt or equity securities. The 1994 Credit Agreement also permits voluntary prepayments and commitment reductions of the Revolving Loan Facility from time to time.

   Interest

     Loans under the 1994 Credit Agreement bear interest at an annual rate equal to, at Coltec's option, (a) the Base Rate (as described below) or (b) the Eurodollar Rate (as described below) plus 1.00%; provided that the Eurodollar Rate may be reduced from time to time based on the achievement of specified ratios of Coltec's EBIDTA to Interest Expense (as defined in the 1994 Credit Agreement) and of certain ratings of Coltec's long-term unsecured indebtedness by Standard & Poor's Rating Group and Moody's Investors Service, Inc. Interest on Base Rate Loans is payable quarterly and interest on Eurodollar Rate Loans is payable at the end of the relevant interest period (but not less often than quarterly). The default rate of interest for all Loans is equal to the higher of (a) the Base Rate applicable to such Loans plus 2.25% per annum and (b) the Eurodollar Rate applicable to such Loans plus 2.00% per annum. The "Base Rate" is the higher of (a) 1/2 of 1% in excess of the Federal Reserve reported certificate of deposit rate and (b) the rate that Bankers Trust Company announces as its prime lending rate, as in effect from time to time. The "Eurodollar Rate" is the average of the quotations for one, two, three or six-month London Interbank Offered Rate offered to first class banks in the New York interbank Eurodollar market by Bankers Trust Company, adjusted for statutory reserves at all times.

   Guarantees

     Amounts owed under or in respect of the 1994 Credit Agreement by Coltec are guaranteed by each of the material domestic subsid-iaries of Coltec, whether now existing or hereafter acquired or organized.

   Security

     All the obligations of Coltec under the 1994 Credit Agreement and the other loan documents and under the interest rate protection agreements of Coltec maintained with a Lender, and all the obligations of the subsidiaries of Coltec guaranteeing the obligations of Coltec thereunder, are secured by (a) all the common stock of each current or future material domestic subsidiary of Coltec and 66% of the common stock of any current or future foreign subsidiary of Coltec that is owned by Coltec or any of its domestic subsidiaries; (b) substantially all the inventory, machinery and equipment, patents, trademarks and other personal property of Coltec and its material domestic subsidiaries; and (c) certain real estate and fixtures thereon owned by Coltec and its material domestic subsidiaries.

   Covenants

     The 1994 Credit Agreement contains certain customary cove-nants, including restrictive covenants that, subject to certain exceptions, impose limitations on the ability of Coltec and its subsidiaries to, among other things: (a) create or incur addition-al indebtedness or contingent obligations; (b) create or incur additional liens; (c) merge with other entities; (d) dispose of a material portion of their assets or acquire all or substantially all of the business or assets of other entities; (e) invest in or make loans to other entities; (f) enter into certain real property leases, operating leases or sale-leaseback transactions; (g) pay dividends and redeem or repurchase capital stock; (h) engage in certain transactions with affiliates; (i) pay, prepay, repurchase or retire outstanding indebtedness; and (j) amend the terms of certain indebtedness and other material agreements. The 1994 Credit Agreement also restricts the maximum amount of capital expenditures that may be made by Coltec and its subsidiaries in any fiscal year as follows: 1994--$50 million; 1995--$55 million; 1996--$60 million; 1997--$65 million and 1998 and thereafter--$70 million; provided that Coltec and its subsidiaries may use up to $25 million of any amount permitted to be made and remaining unutilized from any fiscal year in the immediately succeeding fiscal year. In addition, the 1994 Credit Agreement includes financial covenants requiring Coltec to maintain (a) a ratio of Consolidated Current Assets to Consolidated Current Liabilities (in each case, as defined in the 1994 Credit Agreement) of at least
1.25 to 1 at all times and (b) an Interest Coverage Ratio (as defined in the 1994 Credit Agreement) for any four fiscal quarter period ending on or prior to December 31, 1994 of at least 2.25 to 1 and for any four fiscal quarter period ending thereafter of at least 2.50 to 1.

   Events of Default

     The 1994 Credit Agreement contains customary events of default, including but not limited to: (a) nonpayment of princi-pal, interest, fees or other amounts when due; (b) violation of covenants; (c) failure of any representation or warranty to be true in all material respects when made; (d) cross-default and cross-acceleration; (e) bankruptcy events; (f) material judgments rendered against Coltec; (g) violation of certain ERISA provisions;
(h) change of control; and (i) invalidity of any loan document or security interest created thereunder.

9-3/4% Senior Notes Due 1999 and 9-3/4% Senior Notes Due 2000

     The 9-3/4% Senior Notes Due 1999 (the "Senior Notes Due 1999") were issued under an Indenture dated as of October 26, 1992 (the "Senior Notes Due 1999 Indenture"), between Coltec and United States Trust Company of New York, as Trustee. The Senior Notes Due 1999 are unsecured senior obligations of Coltec, mature on November 1, 1999, and bear interest at the rate of 9-3/4% per annum, payable semiannually on May 1 and November 1 of each year. The 9-3/4% Senior Notes Due 2000 (the "Senior Notes Due 2000") were issued under an Indenture dated as of April 1, 1992 (the "Senior Notes Due 2000 Indenture"), between Coltec and United States Trust Company of New York, as Trustee. The Senior Notes Due 2000 are unsecured senior obligations of Coltec, mature on April 1, 2000, and bear interest at the rate of 9-3/4% per annum, payable semiannually on April 1 and October 1 of each year. Neither the Senior Notes Due 1999 nor the Senior Notes Due 2000 are redeemable prior to maturity.

     The Senior Notes Due 1999 Indenture and the Senior Notes Due 2000 Indenture each contain covenants that (a) limit, under certain circumstances, the ability of Coltec and certain of its subsidiar-ies to incur additional indebtedness and contingent obligations, enter into sale-leaseback transactions or grant liens; (b) limit the ability of Coltec and certain of its subsidiaries to redeem or reacquire, prior to any scheduled maturity, repayment or sinking fund payment, any indebtedness of Coltec that ranks pari passu with or is subordinate in right of payment to the Senior Notes Due 1999 or Senior Notes Due 2000, as the case may be, which is scheduled to mature on or after the maturity date of the Senior Notes Due 1999 or Senior Notes Due 2000, as the case may be, or pay dividends or make other distributions on account of, or reacquire, any shares of any class of its capital stock; (c) limit the investments which may be made by Coltec and certain of its subsidiaries; (d) limit the ability of certain subsidiaries of Coltec to issue capital stock in certain circumstances; (e) limit the ability of Coltec and certain of its subsidiaries to engage in transactions with certain of Coltec's affiliates; (f) limit the ability of Coltec to merge, consolidate or sell all or substantially all its assets; (g) prohibit, subject to certain exceptions, Coltec or certain of its subsidiaries from creating or permitting to exist any consensual encumbrance or restriction on the ability of such subsidiaries to pay dividends, repay certain indebtedness owed to Coltec or any such subsidiary thereof or transfer assets to Coltec or certain of its subsidiaries; and (h) require that the proceeds of certain sales of assets be used to make an offer to repurchase the Senior Notes Due 1999 or Senior Notes Due 2000, as the case may be.

11-1/4% Debentures due 1996-2015

     The 11-1/4% Debentures due 1996-2015 (the "Debentures") were issued under an Indenture dated as of December 1, 1985 between Coltec and the Bank of New York (as successor to Mellon Bank,
N.A.), as trustee (the "1985 Indenture").

     The Debentures are redeemable at Coltec's option, in whole or in part, from time to time at redemption prices determined by year of redemption. Coltec may not, however, effect the optional redemption prior to December 1, 1995, directly or indirectly, from or in anticipation of borrowed funds having an annual interest cost of less than 11-1/4%.

     The 1985 Indenture contains, among others, covenants that restrict the incurrence of secured debt and sale-leaseback transactions by Coltec and certain of its subsidiaries. In connection with the consummation of the 1992 Recapitalization, Coltec's obligations under the 1985 Indenture and the Debentures were secured, and any other indebtedness that Coltec may incur under the 1985 Indenture will be secured, by certain assets of Coltec and its subsidiaries equally and ratably, as and to the extent required by the 1985 Indenture, with Coltec's obligations under the 1994 Credit Agreement.

10-1/4% Senior Subordinated Notes Due 2002

     The 10-1/4% Senior Subordinated Notes Due 2002 (the "Subordi-

nated Notes") were issued under an Indenture dated as of April 1, 1992 (the "Subordinated Note Indenture"), between Coltec and Norwest Bank Minnesota, National Association, as Trustee. The Subordinated Notes are unsecured senior subordinated obligations of Coltec, mature on April 1, 2002, and bear interest at the rate of 10-1/4% per annum, payable semiannually on April 1 and October 1 of each year. The Subordinated Notes are redeemable, in whole or in part, at Coltec's option, at any time on or after April 1, 1997, at specified redemption prices (expressed in percentages of principal amount), together with accrued interest to the redemption date, starting at 105.125% of the principal amount and declining thereafter.

     The Subordinated Note Indenture contains covenants that (a) limit, under certain circumstances, the ability of Coltec and certain of its subsidiaries to incur additional indebtedness and contingent obligations or grant liens; (b) limit the ability of Coltec and certain of its subsidiaries to redeem or reacquire, prior to any scheduled maturity, repayment of sinking fund payment, any indebtedness of Coltec that ranks pari passu with or is subordinated in right of payment to the Subordinated Notes, which is scheduled to mature on or after the maturity date of the Subordinated Notes, or pay dividends or make other distributions on account of, or reacquire, any shares of any class of its capital stock; (c) limit the investments which may be made by Coltec and certain of its subsidiaries; (d) prohibit the issuance by Coltec of any indebtedness that is by its terms senior in right of payment to the Subordinated Notes and subordinate to any "senior indebtedness" (as such term is defined in the Subordinated Note Indenture) of Coltec; (e) limit the ability of Coltec and certain of its subsidiaries to engage in transactions with certain of Coltec's affiliates; (f) limit the ability of Coltec to merge, consolidate or sell all or substantially all its assets; (g) prohibit, subject to certain exceptions, Coltec or certain of its subsidiaries from creating or permitting to exist any consensual encumbrance or restriction on the ability of such subsidiaries to pay dividends, repay certain indebtedness owed to Coltec or any such subsidiary thereof or transfer assets to Coltec or certain of its subsidiar-ies; and (h) require that the proceeds of certain sales of assets be used to make an offer to repurchase the Subordinated Notes.

     The Subordinated Notes are subordinate in right of payment to all "senior indebtedness" of Coltec, as such term is defined in the Subordinated Note Indenture. As defined in the Subordinated Note Indenture, "senior indebtedness" includes, among other things, indebtedness under the 1994 Credit Agreement, the Senior Notes Due 1999, the Senior Notes Due 2000 and the Debentures.


                               LEGAL MATTERS

     Certain legal matters with respect to the Common Stock being registered have been passed upon for Coltec by Reed Smith Shaw &
McClay, Pittsburgh, Pennsylvania.

                                  EXPERTS

     The financial statements and schedules incorporated by reference in this Prospectus have been audited by Arthur Andersen
LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                                  PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

     Set forth below is an estimate of the fees and expenses payable in connection with the Offering, none of which will be borne by the Selling Stockholder:

     SEC Registration fee...........................   $ 6,600
     Legal fees and expenses........................    20,000
     Accounting fees and expenses...................    10,000
     Miscellaneous..................................    13,400

       Total........................................   $50,000


Item 15.  Indemnification of Directors and Officers

     Reference is made to Sections 1741 and 1742 of the 1988 Business Corporation Law of the Commonwealth of Pennsylvania, which provide for indemnification of directors and officers in certain circumstances. In addition, Article VIII of the By-laws of Coltec provides that, except as prohibited by law, any director, officer or employee of Coltec is entitled to be indemnified in any action or proceeding in which he or she may be involved by virtue of holding such position.

     In addition, Coltec maintains a directors' and officers' liability insurance policy and has entered into indemnification agreements with each of its executive officers and directors.

Item 16.  Exhibits

     Exhibit
       No.                    Description

       5.1                    Opinion of Reed Smith Shaw & McClay
                              regarding the legality of the secu-
                              rities being registered.

      12.1                    Computation of Ratio of Earnings to
                              Fixed Charges.


      23.1                    Consent of Arthur Andersen LLP.

      23.2                    Consent of Reed Smith Shaw & McClay
                              (included in their opinion filed as
                              Exhibit 5.1).

      24                      Power of attorney (included on the
                              signature pages to the Registration
                              Statement).

Item 17.  Undertakings

     A. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     B.  The Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registra-tion statement:

          (i)  To include any prospectus required by section
     10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        Provided, however, That paragraphs (1)(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those para-graphs is contained in periodic reports filed with or fur-nished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by 210.3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospec-tus, by means of a post-effective amendment, financial state ments required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or 210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15 of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

          (5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in The City of New York, State of New York, on the 24th day of October, 1994.

                              COLTEC INDUSTRIES INC



                              By:  /s/ Anthony J. diBuono
                                       Anthony J. diBuono
                                     Executive Vice President,
                                  Chief Legal Officer and Secretary

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Anthony J. diBuono and Paul G. Schoen, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, or any of them, or their or his or her substitute substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

          Signature                     Title                    Date



 /s/ David I. Margolis        Director, Chairman of the Board
   David I. Margolis          and Chief Executive Officer      October 24, 1994


 /s/ John W. Guffey, Jr.      Director                         October 24, 1994
   John W. Guffey, Jr.


 /s/ Paul G. Schoen           Director, Executive Vice President,
   Paul G. Schoen             Finance, Treasurer and
                              Chief Financial Officer          October 24, 1994
                              (Principal Financial and
                              Accounting Officer)


 /s/ Joseph R. Coppola        Director                         October 24, 1994
   Joseph R. Coppola


 /s/ J. Bradford Mooney, Jr.  Director                         October 24, 1994
   J. Bradford Mooney, Jr.


 /s/ Joel Moses               Director                         October 24, 1994
   Joel Moses


 /s/ Richard A. Stuckey       Director                         October 24, 1994
  Richard A. Stuckey










                                                  EXHIBIT 5.1


                         Reed Smith Shaw & McClay
                             435 Sixth Avenue
                         Pittsburgh, PA 15219-1886




Writer's Direct Dial Number
(412) 288-4204                          October 24, 1994


Coltec Industries Inc
430 Park Avenue
New York, New York 10022

Gentlemen:

          We have acted as special Pennsylvania counsel to Coltec Industries Inc, a Pennsylvania corporation (the "Company"), in connection with the public offering by Mr. David I. Margolis of up to 1,010,391 shares of Common Stock, par value $.01 per share of the Company (the "Shares"). This opinion is furnished in connection with the filing by the Company of a Registration Statement on Form S-3 relating to the Shares under the Securities Act of 1933, as amended (the "Registration Statement").

          In connection with the opinion expressed below we have examined the originals or copies otherwise identified to our satisfaction of such public and corporate certificates, documents and records, and have examined such questions of law as, in our judgment, are necessary or appropriate to render the opinions expressed herein. In our examination of the documents referred to in the preceding sentence, we have assumed the authenticity of all such documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons, the authority of persons signing in a representative capacity and the conformity to the originals of such documents submitted to us as copies. In rendering the opinion expressed below we have assumed that any previously issued shares reacquired by the Company and thereafter issued to Mr. Margolis were duly authorized, validly issued and fully paid at the time of their original issuance.

          Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and validly issued and are fully paid and non-assessable.

          We hereby consent to the filing of this opinion as
Exhibit 5.1 to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus contained as part of the Registration Statement.

                              Very truly yours,


                              REED SMITH SHAW & McCLAY



                                                          EXHIBIT 12.1



                      COLTEC INDUSTRIES INC AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (In thousands)



                          Proforma              Year Ended December 31,
                          1993 (2)    1993     1992     1991     1990    1989
Earnings from continuing
 operations before
 extraordinary item. .    $90,609   $65,226   $64,683  $2,209  $40,934  $50,030
Add (deduct):
 Income taxes:
  Federal and foreign.     49,605    36,293    42,577  28,300   33,770   16,777
  State and local. . .      5,309     1,877     1,886   1,538      913  (2,303)
 Portion of rents
  representative
  of interest factor (1)    4,078     4,078     4,283   4,268    4,246    3,998
 Interest expense. . .     94,589   111,497   137,797 201,954  206,027  214,983
                           ----------------------------------------------------
Earnings from continuing
 operations before
 extraordinary item,
 as adjusted . . . . .   $244,190  $218,971  $251,226 $238,269 $285,890 $283,485
                          ======================================================
Fixed charges:
 Interest expense. . .   $ 94,589  $111,497  $137,797 $201,954 $206,027 $214,983
 Capitalized interest.      1,140     1,140     1,196      955    1,015      577
 Portion of rents
  representative
  of interest factor (1). . 4,078     4,078     4,283    4,268    4,246    3,998

Fixed charges. . . . .   $ 99,807  $116,715  $143,276 $207,177 $211,288 $219,558
                          ======================================================
Ratio of earnings to
 fixed charges . . . .        2.4       1.9       1.8      1.2      1.4      1.3
                          ======================================================

Note:
  (1)  Estimated to be 1/3 of total rent expense.
  (2) Pro forma to: (a) reflect the 1994 Credit Agreement being entered into at the beginning of 1993 and (2) exclude the restructuring charge of $25,219,000 recorded in the second quarter of 1993.



                                                  EXHIBIT 23.1


                 CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our reports dated January 24, 1994 included and incorporated by reference into Coltec Industries Inc's Form 10-K for the year ended December 31, 1993, and to all references to our Firm included in this registration statement.



ARTHUR ANDERSEN LLP
New York, N.Y.
October 24, 1994